Exhibit 10.5

The ExOne Company

2021 Executive Stock Performance Program (“ESPP”)

Notice of Inclusion

Upon your signature and return of this Notice, you will be included in The ExOne Company (“Company”) 2021 Executive Stock Performance Program on the following terms and conditions:

Name of Participant:	[NAME]

Target Value of Award (“Award”):	$____ or % of Base Salary

Date of Notice:	[DATE]

Performance Period:	January 1, 20__ through December 31, 20__

Performance Goals:	See Exhibit A and 2021 ESPP Discussion attached

Payment Schedule and Conditions:

Awards and payment will be made at the February 2022 meeting of the Compensation Committee.   Awards will be subject to the Company’s achievement relative to the Stock Performance Chart for 2021 set forth on Exhibit A (as determined by the Compensation Committee of the Board of Directors of the Company (the “Committee”) in its sole discretion); provided that you continue to be employed by the Company through the payment date.  Awards will be paid in restricted stock that vests in 20% increments on the first five anniversaries of the date of grant.  Notwithstanding the foregoing or anything to the contrary in the ESPP, the Committee retains discretion to reduce, eliminate or determine the source of any payment or award without regard to any particular factors specified in the ESPP.  The interpretation and construction by the Committee of any provisions of the ESPP shall be final.

You and the Company agree that your participation is governed by the terms and conditions of the ESPP (see attached).  Equity awards when made will be governed by The ExOne Company 2013 Equity Incentive Plan (the “Plan”).

You also agree that the Company may deliver by email all documents relating to the ESPP or your participation (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a web site, it will notify you by email.

Participant:	The ExOne Company

By:
Name:
Title:

The ExOne Company

2021 Executive Stock Performance Program (“ESPP”) Terms & Conditions

Defined Terms

Prior to issuance of awards following the close of the Company’s 2021 fiscal year, terms shall be defined by the ESPP.  Following any equity issuance pursuant to the ESPP, such equity award shall be governed by the Plan and the terms of the Plan shall control.

Form of Payment

Payment of awards shall be delivered in restricted stock of the Company.  Shares will be fully vested after the service conditions established by the Compensation Committee of the Board of Directors (“Committee”) have been satisfied.

Payment of Award	No payment (other than required tax withholding) will be required for awards under the ESPP.

Performance Conditions

Awards under the ESPP are subject to achievement pursuant to the Stock Performance Award Scale set forth in Exhibit A, which determination shall be made by the Committee following the close of the Company’s 2021 fiscal year.  Notwithstanding the foregoing or anything to the contrary in the ESPP or the Plan, the Committee retains discretion to reduce or eliminate any payment or award without regard to any particular factor specified therein. The interpretation and construction of any provisions of the ESPP or the Plan shall be final.

The amount of any award shall be determined following the close of the performance period and final determination by the Committee and the ExOne Board of Directors.   The number of shares that you may receive will be determined by dividing the dollar value of your award by the value of ExOne shares on the date such determination is made.

Change of Control

The Plan is subject to the Company's Change of Control Plan.  Unless the Committee determines otherwise, the performance period will be suspended beginning two days prior to the announcement of a Corporate Transaction through its close or termination, and partial year performance will be annualized.

Forfeiture	If your employment terminates for any reason, unless the Committee determines otherwise, your participation in the ESPP will automatically be forfeited as of your Termination Date.

Leaves of Absence and Part-Time Work

Your employment with or service to the Company will not be Terminated when you go on a military leave, a sick leave, or a leave of absence approved by the Committee of not more than 90 days.

In addition, no Termination will occur if you go on a leave of absence for which continued crediting of service is required by applicable law or the Company’s written leave of absence policy.

A Termination will occur if you do not immediately resume providing services to the Company at the end of any approved or permitted leave of absence.

If you go on a leave of absence, then your participation may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then your participation may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Withholding Taxes

No stock certificates will be released to you unless you have made acceptable arrangements to pay any withholding taxes that may be due as a result of the shares delivered. With the Company’s consent, these arrangements may include (a) withholding shares of Company stock that otherwise would be issued to you, (b) by surrendering shares that you previously acquired or (c) by paying via check. The fair market value of the shares you surrender, determined as of the date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes.

Restrictions on Resale

You agree not to sell any shares at a time when applicable laws, Company policies (including but not limited to any stock ownership and/or retention guidelines that may apply to you), or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your service continues and for such period of time after the termination of your service as the Company may specify.

No Retention Rights

Your inclusion in the ESPP does not give you the right to be employed or retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your employment at any time, with or without cause.

Applicable Law	This Notice will be interpreted and enforced under the laws of the State of Delaware, without regard to its choice-of-law provisions.

The Plan and Other Agreements

The text of the Plan is incorporated in this Notice by reference, and this Notice is subject to the terms of the Plan with respect to any equity award once made.  This Notice and the Plan constitute the entire understanding between you and the Company regarding this ESPP and your participation in the ESPP. Any prior agreements, commitments or negotiations concerning the ESPP are superseded. This agreement may be amended only by another written agreement between the parties.

By signing the Notice of Inclusion, you agree to all of the

terms and conditions described above and in the Plan.

Exhibit A – 2021 Executive Stock Performance Program

Your Award shall be based on the performance of the Company’s stock price in accordance with the 2021 ESPP Scale set forth below.

STOCK PERFORMANCE AWARD SCALE

[INSERT SCALE]

The Committee retains negative discretion to adjust any payment amounts resulting in a reduction in your final Award.